As filed with the Securities and Exchange Commission on May 22, 2014

Registration No. 333-171311

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

POWELL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0106100
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8550 Mosley Road

Houston, TX 77075

(713) 944-6900

(Address of principal executive offices)

POWELL INDUSTRIES, INC. 1992 STOCK OPTION PLAN

POWELL INDUSTRIES, INC. 2006 EQUITY INCENTIVE PLAN

POWELL INDUSTRIES, INC. NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

(Full title of the plan)

Copies to:

Michael A. Lucas President and Chief Executive Officer Powell Industries, Inc. 8550 Mosley Road Houston, Texas 77075 (713) 944-6900	Anthony J. Eppert Winstead PC 1100 JPMorgan Chase Tower Suite 1100 Houston, Texas 77002 (713) 650-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-171311) (the “Registration Statement”) filed by Powell Industries, Inc. (the “Company”) on December 21, 2010, is filed in order to deregister certain securities remaining under the Registration Statement.

On December 21, 2010 the Company filed the Registration Statement to register 803,858 shares of Company common stock, $.01 par value, under the Company’s 1992 Stock Option Plan, 2006 Equity Incentive Plan and Non-Employee Director Restricted Stock Plan (the “Prior Plans”).

At the Company’s annual meeting of stockholders that was held on February 26, 2014, the Company’s stockholders approved the adoption of the Company’s 2014 Equity Incentive Plan and the Company’s 2014 Non-Employee Directory Equity Incentive Plan (the “2014 Plans”). The Company filed a separate registration statement on Form S-8 on May 22, 2014, to register 1,200,000 shares, which may be issued pursuant to the 2014 Plans.

Effective as of February 26, 2014, the Prior Plans were frozen and thereafter no new awards may be granted under the Prior Plans (although previously granted and outstanding awards under the Prior Plans will continue to remain in existence in accordance with their terms). Immediately prior to the time the Prior Plans were frozen on February, 26 2014, a total of 482,027 shares remained available for new awards (the “Remaining Shares”).

This Post-Effective Amendment No. 1 is hereby filed to deregister the Remaining Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 22nd day of May, 2014.

POWELL INDUSTRIES, INC.

By:	/s/ Michael A. Lucas
Michael A. Lucas President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Michael A. Lucas, Don R. Madison, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael A. Lucas Michael A. Lucas	President, Chief Executive Officer and Director (principal executive officer)	May 21, 2014
/s/ Don R. Madison Don R. Madison	Executive Vice President, Chief Financial and Administrative Officer, (principal financial officer)	May 21, 2014

/s/ Milburn E. Honeycutt Milburn E. Honeycutt	Vice President, Controller and Chief Accounting Officer	May 21, 2014

/s/ Thomas W. Powell Thomas W. Powell	Chairman of the Board of Directors	May 21, 2014

/s/ Joseph L. Becherer Joseph L. Becherer	Director	May 21, 2014

/s/ Eugene L. Butler Eugene L. Butler	Director	May 21, 2014

/s/ Christopher E. Cragg Christopher E. Cragg	Director	May 21, 2014

/s/ Bonnie V. Hancock Bonnie V. Hancock	Director	May 21, 2014

/s/ Scott E. Rozzell Scott E. Rozzell	Director	May 21, 2014

/s/ Robert C. Tranchon Robert C. Tranchon	Director	May 21, 2014

/s/ John D. White John D. White	Director	May 21, 2014